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                                                                   EXHIBIT 10.41

                   [Molecular Devices Corporation letterhead]

April 11, 2002

Timothy A. Harkness
c/o Molecular Devices Corporation
1311 Orleans Drive
Sunnyvale, CA  94089

Dear Tim:

This will serve to confirm the agreement of Molecular Devices Corporation
(the "Company") that, in consideration of your election to forgo the change-in-control severance benefits under your Employment Agreement dated
July 7, 1998 (the "Employment Agreement"), you will be entitled to benefits under the Company's 2001 Change In Control Severance Plan (the "Plan"). In addition, the Company hereby agrees that it will not terminate the Plan or implement any amendment of the Plan that would result in lesser benefits to you under the Plan than you currently have under the Employment Agreement without
(a) your written consent or (b) restoring to you your rights under the Employment Agreement.

Very truly yours,

Molecular Devices Corporation


By: /s/ Joseph D. Keegan, Ph.D.
    ----------------------------
    Joseph D. Keegan, Ph.D.
    CEO/President


AGREED:

    /s/ Tim Harkness
--------------------------------
    Tim Harkness
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                          MOLECULAR DEVICES CORPORATION

                  CHANGE IN CONTROL SEVERANCE BENEFIT PLAN FOR

                              TIMOTHY A. HARKNESS

                            CHIEF FINANCIAL OFFICER

SECTION 1.  INTRODUCTION.

            The Molecular Devices Corporation Change in Control Severance Benefit Plan (the "Plan") was established effective February 15, 2001. The purpose of the Plan is to provide for the payment of severance benefits to certain eligible employees of Molecular Devices Corporation (the "Company") whose employment with the Company is terminated following a Change in Control. This Plan shall supersede any severance benefit plan, policy or practice previously maintained by the Company. This Plan document also is the Summary Plan Description for the Plan.

SECTION 2.  DEFINITIONS.

      For purposes of the Plan, the following terms are defined as follows:

            (a) "BASE SALARY" means the Eligible Employee's annual base salary as in effect during the last regularly scheduled payroll period immediately preceding the Change in Control or as increased thereafter.

            (b) "BOARD" means the Board of Directors of the Company.

            (c) "CHANGE IN CONTROL" is defined as one or more of the following events:

                  (i) there is consummated a sale or other disposition of all or substantially all of the assets of the Company (other than a sale to an entity where at least fifty percent (50%) of the combined voting power of the voting securities of such entity are owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale);

                  (ii) any person, entity or group (other than the Company, a subsidiary or affiliate of the Company, or a Company employee benefit plan, including any trustee of such plan acting as trustee) becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities other than by virtue of a merger, consolidation or similar transaction; or

                  (iii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such transaction, the stockholders immediately prior to the consummation of

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such transaction do not own, directly or indirectly, outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such transaction or more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such transaction.

            (d) "COMPANY" means Molecular Devices Corporation or, following a Change in Control, the surviving entity resulting from such transaction.

            (e) "CONSTRUCTIVE TERMINATION" means a voluntary termination of employment by an Eligible Employee after one of the following is undertaken without the Eligible Employee's express written consent:

                  (i) the assignment to the Eligible Employee of duties or responsibilities that results in a material diminution in the Eligible Employee's authority, duties or responsibilities as in effect immediately prior to the Change in Control; provided, however, that a mere change in the Eligible Employee's title or reporting relationships shall not provide the basis for a Constructive Termination;

                  (ii) a reduction in the Eligible Employee's base salary, as in effect immediately prior to the Change in Control (or as increased thereafter), unless such reduction is made pursuant to an across-the-board reduction of the base salaries of all similarly situated employees of the Company of no more than ten percent (10%);

                  (iii) a change in the Eligible Employee's business location of more than 35 miles from the business location immediately prior to the Change in Control;

                  (iv) a material breach by the Company of any provisions of the Plan or any enforceable written agreement between the Company and the Eligible Employee; or

                  (v) any failure by the Company to obtain assumption of the Plan by any successor or assign of the Company.

            (f) "CONTINUATION PERIOD" means the period for which an Eligible Employee is entitled to receive the benefits described in Section 4(c). The Continuation Period is eighteen (18) months.

            (g) "COVERED TERMINATION" means an Involuntary Termination Without Cause or a Constructive Termination, either of which occurs within thirteen (13) months following the effective date of a Change in Control.

            (h) "INVOLUNTARY TERMINATION WITHOUT CAUSE" means an involuntary termination of employment by the Company other than for one of the following reasons:

                  (i) refusal or failure to follow the lawful and reasonable directions of the Board of Directors or individual to whom the Eligible Employee reports, which refusal or failure is not cured within 30 days following delivery of written notice of such conduct to the Eligible Employee;

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                  (ii) a material failure by the Eligible Employee to perform his or her duties in a manner reasonably satisfactory to the Board of Directors that is not cured within 30 days following delivery of written notice of such failure to the Eligible Employee; or

                  (iii) conviction of a felony involving moral turpitude that is likely to inflict or has inflicted material injury on the business of the Company.

SECTION 3.  ELIGIBILITY FOR BENEFITS.

            (a) GENERAL RULES. Subject to the requirements set forth in this Section, the Company will provide the severance benefits described in Section 4 of the Plan to Eligible Employees. For purposes of this Plan, "Eligible Employees" are designated executive employees of the Company who have not entered into individual severance benefit or change in control agreements with the Company and whose employment with the Company terminates due to a Covered Termination.

                  (i) In order to be eligible to receive benefits under the Plan, an Eligible Employee must remain on the job until his or her date of termination, as scheduled by the Company.

                  (ii) In order to be eligible to receive benefits under the Plan, an Eligible Employee also must execute a general waiver and release in substantially the form attached hereto as Exhibit A, Exhibit B or Exhibit C, as appropriate, and such release must become effective in accordance with its terms. The Company, in its sole discretion, may modify the form of the required release to comply with applicable state law. Subject to the foregoing, the Company, in its sole discretion, shall determine the form of the required release.

                (b) EXCEPTIONS TO BENEFIT ENTITLEMENT. An employee who otherwise is an Eligible Employee will not receive benefits under the Plan in any of the following circumstances, as determined by the Company in its sole discretion:

                  (i) The employee has executed an individually negotiated employment contract or agreement with the Company relating to severance benefits or change in control benefits that is in effect on his or her termination date.

                  (ii) The employee's employment with the Company is involuntarily terminated by the Company other than as an Involuntary Termination without Cause.

                  (iii) The employee voluntarily terminates employment with the Company and such termination does not constitute a Constructive Termination. Voluntary terminations include, but are not limited to, resignation, retirement or failure to return from a leave of absence on the scheduled date.

                  (iv) The employee voluntarily terminates employment with the Company in order to accept employment with another entity that is wholly or partly owned (directly or indirectly) by the Company or an affiliate of the Company.

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SECTION 4.  AMOUNT OF BENEFIT.

            (a) BASE SALARY. Each Eligible Employee shall receive twelve (12) months of Base Salary. Such amount shall be paid in a lump sum and shall be subject to all required tax withholding.

            (b) BONUS PAYMENT. Each Eligible Employee shall receive a bonus payment equal to what would have been earned at one hundred percent (100%) of target for the year of termination.

            (c) CONTINUED INSURANCE BENEFITS. Provided that the Eligible Employee elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Company shall pay the portion of premiums of each Eligible Employee's group medical, dental and vision coverage, including coverage for the Eligible Employee's eligible dependents, that the Company paid prior to the Covered Termination, for eighteen (18) months; provided, however, that no such premium payments shall be made following the effective date of the Eligible Employee's coverage by a medical, dental or vision insurance plan of a subsequent employer. Each Eligible Employee shall be required to notify the Company immediately if the Eligible Employee becomes covered by a medical, dental or vision insurance plan of a subsequent employer. No provision of this Plan will affect the continuation coverage rules under COBRA, except that the Company's payment of any applicable insurance premiums during the Continuation Period will be credited as payment by the Eligible Employee for purposes of the Eligible Employee's payment required under COBRA. Therefore, the period during which an Eligible Employee must elect whether or not to continue the Company's group medical, dental or vision coverage under COBRA, the length of time during which COBRA continuation coverage will be made available to the Eligible Employee, and all other rights and obligations of the Eligible Employee under COBRA will be applied in the same manner that such rules would apply in the absence of this Plan. At the conclusion of the Continuation Period, the Eligible Employee will be responsible for the entire payment of premiums required under COBRA for the duration of the COBRA continuation period. For purposes of this Section 4(c), applicable premiums that will be paid by the Company during the Continuation Period shall not include any amounts payable by the Eligible Employee under a Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of the Eligible Employee.

            (d) ACCELERATION OF VESTING. Effective as of the date of the Covered Termination, each Eligible Employee shall be credited with full acceleration of vesting for all options outstanding that the Eligible Employee holds on such date that have not yet vested. Notwithstanding the foregoing, if the acquiring entity in the transaction which constitutes a Change in Control under the Plan intends to utilize the "pooling of interests" accounting method in connection with such transaction, and such transaction would be eligible for the "pooling of interests" accounting method but for the additional vesting credit provided for in this Section 4(d), then Eligible Employees shall not be entitled to receive such additional vesting credit.

            (e) OUTPLACEMENT SERVICES. On behalf of the Eligible Employee, the Company shall pay for an executive assistance program for a period not to exceed three (3) months and at a cost not to exceed $7,500, provided that the Eligible Employee enrolls in the program within six (6) months following the Covered Termination.

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SECTION 5.  LIMITATIONS ON BENEFITS.

            (a) RELEASE. To receive benefits under this Plan, an Eligible Employee must execute a release of claims in favor of the Company, in the form attached to this Plan as Exhibit A, Exhibit B or Exhibit C, as appropriate, and such release must become effective in accordance with its terms.

            (b) CERTAIN REDUCTIONS AND OFFSETS. Notwithstanding any other provision of the Plan to the contrary, any benefits payable to an Eligible Employee under this Plan shall be reduced by any severance benefits payable by the Company to such individual under any other policy, plan, program or arrangement, including, without limitation, a contract between the Eligible Employee and any entity, covering such individual. Furthermore, to the extent that any federal, state or local laws, including, without limitation, so-called "plant closing" laws, require the Company to give advance notice or make a payment of any kind to an Eligible Employee because of that Eligible Employee's involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, change of control, or any other similar event or reason, the benefits payable under this Plan shall either be reduced or eliminated. The benefits provided under this Plan are intended to satisfy any and all statutory obligations that may arise out of an Eligible Employee's involuntary termination of employment for the foregoing reasons, and the Plan Administrator shall so construe and implement the terms of the Plan.

            (c) MITIGATION. Except as otherwise specifically provided herein, Eligible Employees shall not be required to mitigate damages or the amount of any payment provided under this Plan by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Plan be reduced by any compensation earned by any Eligible Employee as a result of employment by another employer or any retirement benefits received by such Eligible Employee after the date of the Covered Termination.

            (d) TERMINATION OF BENEFITS. Benefits under this Plan shall terminate immediately if the Eligible Employee, at any time, violates any proprietary information or confidentiality obligation to the Company.

            (e) NON-DUPLICATION OF BENEFITS. No Eligible Employee is eligible to receive benefits under this Plan more than one time.

            (f) INDEBTEDNESS OF ELIGIBLE EMPLOYEES. If a terminating employee is indebted to the Company or an affiliate of the Company at his or her termination date, the Company reserves the right to offset any severance payments under the Plan by the amount of such indebtedness.

            (g) PARACHUTE PAYMENTS. If any payment or benefit the Eligible Employee would receive in connection with a Change in Control from the Company or otherwise ("Payment") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) but for this sentence, be subject to the excise tax imposed by
Section 4999 of the Code (the "Excise Tax"), then such Payment shall be reduced to the Reduced Amount. The "Reduced Amount" shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to

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the Excise Tax or (y) the largest portion, up to and including the total, of the
Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Eligible Employee's receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting "parachute payments" is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless the Eligible Employee elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Eligible Employee's stock awards unless the Eligible Employee elects in writing a different order for cancellation.

      The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

      The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Eligible Employee within fifteen (15) calendar days after the date on which the Eligible Employee's right to a Payment is triggered (if requested at that time by the Company or the Eligible Employee) or such other time as requested by the Company or the Eligible Employee. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and the Eligible Employee with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and the Eligible Employee.

SECTION 6.  RIGHT TO INTERPRET PLAN; AMENDMENT AND TERMINATION.

            (a) EXCLUSIVE DISCRETION. The Plan Administrator shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Plan Administrator shall be binding and conclusive on all persons.

            (b) AMENDMENT OR TERMINATION. The Company reserves the right to amend or terminate this Plan or the benefits provided hereunder at any time; provided, however, that no such amendment or termination shall occur following a Change in Control if such amendment or termination would affect the rights of any persons who were employed by the Company prior to the Change in Control. Any action amending or terminating the Plan shall be in writing and executed by the chairman of the Compensation Committee of the Board of Directors of the Company.

SECTION 7.  TERMINATION OF CERTAIN EMPLOYEE BENEFITS.

            All non-health benefits (such as life insurance, disability and 401(k) plan coverage) terminate as of the employee's termination date (except to the extent that a conversion privilege may be available thereunder).

SECTION 8.  NO IMPLIED EMPLOYMENT CONTRACT.

            The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company or (ii) to interfere with the right of the Company to discharge any employee or other person at any time and for any reason, which right is hereby reserved.

SECTION 9.  LEGAL CONSTRUCTION.

            This Plan is intended to be governed by and shall be construed in accordance with the Employee Retirement Income Security Act of 1974 ("ERISA") and, to the extent not preempted by ERISA, the laws of the State of California.

SECTION 10. CLAIMS, INQUIRIES AND APPEALS.

            (a) APPLICATIONS FOR BENEFITS AND INQUIRIES. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing. The Plan Administrator is:

                          Molecular Devices Corporation
                      Attn: Vice President, Human Resources
                               1311 Orleans Drive
                               Sunnyvale, CA 94089

            (b) DENIAL OF CLAIMS. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must notify the applicant, in writing, of the denial of the application, and of the applicant's right to review the denial. The written notice of denial will be set forth in a manner designed to be understood by the employee and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs to complete the review and an explanation of the Plan's review procedure.

            This written notice will be given to the employee within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of

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the extension will be furnished to the applicant before the end of the initial ninety (90) day period.

            This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied. The applicant will then be permitted to appeal the denial in accordance with the Review Procedure described below.

            (c) REQUEST FOR A REVIEW. Any person (or that person's authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied (or deemed denied). The Plan Administrator will give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review. A request for a review shall be in writing and shall be addressed to:

                          Molecular Devices Corporation
                      Attn: Vice President, Human Resources
                               1311 Orleans Drive
                               Sunnyvale, CA 94089

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The Plan Administrator may require the applicant to submit additional facts, documents or other material as it may find necessary or appropriate in making its review.

            (d) DECISION ON REVIEW. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. The Plan Administrator will give prompt, written notice of its decision to the applicant. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific Plan provisions upon which the decision is based. If written notice of the Plan Administrator's decision is not given to the applicant within the time prescribed in this Subsection (d), the application will be deemed denied on review.

            (e) RULES AND PROCEDURES. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant's own expense.

            (f) EXHAUSTION OF REMEDIES. No legal action for benefits under the Plan may be brought until the claimant (i) has submitted a written application for benefits in accordance with the procedures described by Section 10(a) above,
(ii) has been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator's failure to act on it within the established time period), (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 10(c) above and (iv) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator's failure to take any action on the claim within the time prescribed by Section 10(d) above).

SECTION 11. BASIS OF PAYMENTS TO AND FROM PLAN.

            All benefits under the Plan shall be paid by the Company. The Plan shall be unfunded, and benefits hereunder shall be paid only from the general assets of the Company.

SECTION 12. OTHER PLAN INFORMATION.

            (a) EMPLOYER AND PLAN IDENTIFICATION NUMBERS. The Employer Identification Number assigned to the Company (which is the "Plan Sponsor" as that term is used in ERISA) by the Internal Revenue Service is 94-2914362. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is [510].

            (b) ENDING DATE FOR PLAN'S FISCAL YEAR. The date of the end of the fiscal year for the purpose of maintaining the Plan's records is December 31.

            (c) AGENT FOR THE SERVICE OF LEGAL PROCESS. The agent for the service of legal process with respect to the Plan is Molecular Devices Corporation, Attn: Vice President, Human Resources, 1311 Orleans Drive, Sunnyvale, CA 94089.

            (d) PLAN SPONSOR AND ADMINISTRATOR. The "Plan Sponsor" and the "Plan Administrator" of the Plan is Molecular Devices Corporation, Attn:
Vice President, Human Resources, 1311 Orleans Drive, Sunnyvale, CA 94089.
The Plan Sponsor's and Plan Administrator's telephone number is (408) 747-1700. The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

SECTION 13. STATEMENT OF ERISA RIGHTS.

      Participants in this Plan (which is a welfare benefit plan sponsored by Molecular Devices Corporation) are entitled to certain rights and protections under ERISA. An Eligible Employee is considered a participant in the Plan and, under ERISA, is entitled to:

            (a) Examine, without charge, at the Plan Administrator's office and at other specified locations, such as work sites, all Plan documents and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports;

            (b) Obtain copies of all Plan documents and Plan information upon written request to the Plan Administrator. The Administrator may make a reasonable charge for the copies; and

            (c) Receive a summary of the Plan's annual financial report, in the case of a plan that is required to file an annual financial report with the Department of Labor. (Generally, all pension plans and welfare plans with one hundred (100) or more participants must file these annual reports.)

      In addition to creating rights for Plan participants, ERISA imposes duties upon the people responsible for the operation of the employee benefit plan. The people who operate the Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of the Eligible Employees and other Plan participants and beneficiaries.

      No one, including the employer of the participants or any other person, may fire a participant or otherwise discriminate against participants in any way to prevent a participant from obtaining a Plan benefit or exercising his or her rights under ERISA. If a participant's claim for a Plan benefit is denied in whole or in part, he or she must receive a written explanation of the reason for the denial. A participant has the right to have the Plan Administrator review and reconsider his or her claim.

      Under ERISA, there are steps a participant can take to enforce the above rights. For instance, if a participant requests materials from the Plan Administrator and does not receive them within thirty (30) days, he or she may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay the participant up to $110 a day until he or she receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If a participant has a claim for benefits that is denied or ignored, in whole or in part, he or she may file suit in a state or federal court. If it should happen that the Plan fiduciaries misuse the Plan's money, or if a participant is discriminated against for asserting his or her rights, the participant may seek assistance from the U.S. Department of Labor, or he or she may file suit in a federal court. The court will decide who should pay court costs and legal fees. If the participant is successful, the court may order the person the participant has sued to pay these costs and fees. If the participant loses, the court may order the participant to pay these costs and fees, for example, if it finds his or her claim is frivolous.

      If a participant has any questions about the Plan, the participant should contact the Plan Administrator. If a participant has any questions about this statement or about his or her rights under ERISA, the participant should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.

SECTION 14. EXECUTION.

            To record the adoption of the Plan as set forth herein, effective as of February 15, 2001, Molecular Devices Corporation has caused its duly authorized officer to execute the same this 15th day of August, 2001.

                                          MOLECULAR DEVICES CORPORATION

                                          By:    /s/ TIMOTHY A. HARKNESS
                                                 -------------------------------
                                          Title: CHIEF FINANCIAL OFFICER